UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 25, 2008
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On July 25, 2008, Lions Gate Entertainment Inc. (“LGE”), Lions Gate UK Limited (“LGUK”) and Lions Gate Australia Pty Limited (“LGA”, and together with LGE and LGUK, the “Borrowers”), all wholly-owned subsidiaries of Lions Gate Entertainment Corp. (the “Company”), entered into a Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement with JP Morgan Chase Bank, N.A., as administrative agent and issuing bank, Wachovia Bank, N.A., as syndication agent, and the other guarantors and lenders that are parties thereto (the “Amended Credit Agreement”).
The Amended Credit Agreement provides for a $340 million secured revolving credit facility, of which $20 million may be utilized by LGUK and $10 million may be utilized by LGA. The amended credit facility expires July 25, 2013 and bears interest at 2.25% over the Adjusted LIBOR rate. The Amended Credit Agreement amends and restates the original $215 million facility under the credit, security, guaranty and pledge agreement with JP Morgan Chase Bank, N.A., as amended and restated as of December 15, 2003 (as amended through Amendment No. 11). Any outstanding amounts under the credit facility will be payable in full on the maturity date, subject to mandatory prepayment of any excess over the borrowing base under certain circumstances, and acceleration in the case of an event of default.
The proceeds of the credit facility may be used to (i) finance the development, production, distribution or acquisition of intellectual properties including feature films, television, interactive media, music and video product and/or rights therein or thereto, (ii) operate physical production facilities, (iii) acquire and operate television channels and internet distribution platforms and (iv) for other general corporate purposes, including acquisitions, permitted stock repurchases and dividends.
Obligations under the credit facility are secured by collateral (as defined) granted by the Company and certain subsidiaries of the Company, as well as pledge of equity interests in certain of the Company’s subsidiaries. The Amended Credit Agreement contains a number of affirmative covenants and a number of negative covenants that, among other things, require the Company to satisfy certain financial covenants and restrict the ability of the Borrowers, among other things and subject to enumerated exceptions, to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. The Amended Credit Agreement also provides for events of default that would permit the administrative agent to terminate the credit facility and accelerate payment of the amounts outstanding upon, in general failure to make payments thereon, failure to comply with the covenants and agreements contained therein for a period of time after notice has been provided, certain events of insolvency, the occurrence of certain legal judgments against any credit party, a change in management (as defined), and a change in control (as defined).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Reference is made to Item 1.01 and the description of the Amended Credit Agreement contained therein, which is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure
A copy of the press release, dated July 28, 2008, issued by the Company relating to the above-described transaction is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
The information in this Item 7.01, including Exhibit 99.1, will not be treated as filed for the purposes of

Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated July 28, 2008
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer